Exhibit 10.22

SERVICE AGREEMENT

This Service Agreement for Laboratory Services (“Agreement”)is entered into on this 12th day of August, 2021 by and between Laurus Bio Private Limited., a company organized and existing under the laws of India, having its registered office at Plot No. 204 and 237, Bommasandra- Jigani Link Road, K.I.A.D.B Industrial Area, Bangalore, Karnataka, India- 560105 (“Laurus Bio”) and Bolt Threads Inc.., a company incorporated under the laws of Delaware, USA, having its principal place of business at 5858 Horton St. Suite 400 Emeryville CA 94608 (“Company”).

For the purpose of this Agreement, Company and Laurus Bio are hereinafter individually referred to as a ‘Party’ and collectively as the ‘Parties’.

WHEREAS.

A.	Company is engaged in the business of researching, developing, and manufacturing sustainable materials including silk proteins; and

B.	Laurus Bio is an ISO and GMP certified biotech company focused on research, development, manufacturing, and global distribution of biotechnology products including microbially expressed recombinant proteins for various applications and services; and

C.	Company and Laurus Bio wish to enter into this Agreement whereby Laurus Bio agrees to provide services of contract manufacturing and any other associated services agreed upon between Company and Laurus Bio.

IT IS THEREFORE AGREED AS FOLLOWS:

1.	General Scope

1.1	This Agreement specifies the terms and conditions under which Laurus Bio shall provide its Services (as defined under ‘Definition’ Section below) and other associated services.

2.	Definition

2.1	“Affiliate” means, with respect a particular Party, a person, corporation, firm, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, “control” means the actual power, either directly or indirectly to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contractual arrangement or otherwise.

2.2	“Project” means one or more Services Laurus Bio is engaged by the Company to perform from time to time. The terms and conditions specific to each Project shall be in writing and signed by both the Parties. Annexure 1 includes the template of Project Document to be signed by both Parties.

Each Project Document shall (i) be in writing; (ii) signed by both Parties; (iii) contain a detailed description of the Services to be performed and Deliverables to be provided including the identification of the materials and information to be provided by Company to Laurus Bio; (iv) set forth the actual fees and expenses in accordance with the fee structure; (v) become effective upon Company’s issuance of a corresponding purchase order to Laurus Bio; and (vi) governed by and be incorporated fully herein as part of this Agreement. For clarity, nothing in this Agreement shall require Company to enter into any Project with Laurus Bio. In the event of a conflict between a Project Document and Agreement, the terms of the Agreement shall prevail unless the Parties agree expressly in writing that the Project Document will supersede the Agreement on a particular issue.

2.3	“Services” shall mean the contract manufacturing services the Company may request Laurus Bio to perform under the terms of this Agreement and includes any incidental or associated services as may be agreed upon by the Parties from time to time. The Services will be carried out as one or more Projects, as mutually agreed by the Parties.

3.	Obligations of Laurus Bio

3.1	Laurus Bio will render Services in accordance with the provisions of this Agreement and the Project Documents signed between the Parties, including any annexures to this Agreement.

3.2	Laurus Bio represents and covenants that it will comply with the applicable Services related documents and materials approved by Company without deviation, except with prior written consent of Company. Laurus Bio will provide Company with; (a) a final report setting forth a full summary of the results of the Services, for each Project; (b) details including names and contact information of all key personnel involved in the Project; and (c) biweekly executive summary, and monthly timeline update on the progress of the Project.

3.3	Laurus Bio will ensure that the Project is completed within the agreed timelines as may be specified in the Project Document. Should Laurus Bio become aware of any unforeseeable events that may have the effect of delaying completion of the Project, Laurus Bio shall, within five (5) business days of becoming aware of such event, inform Company of such circumstances and work towards minimizing any delays in completion of the Project. Laurus Bio shall use best efforts to mitigate interruptions to the Services. Company will have the right to terminate the Agreement according to Section 13 if any delay amounts to a period of six (6) months or more.

4.	Warranties and Representations

4.1	Both Parties represent and warrant that:

4.1.1	it is duly organized, validly existing and in good standing in its place of organization and has full rights and authority to execute, deliver and perform its obligations under this Agreement.

4.1.2	the execution, delivery and performance of this Agreement has been validly authorized by all corporate action and this Agreement represents valid binding agreement enforceable in accordance with its terms.

4.1.3	the execution, delivery and performance of this Agreement will not violate any organizational document, any material agreement to which it is a party, or any law or court or governmental order to which it is bound.

4.1.4	there is no litigation, regulatory investigation or proceeding, administrative hearing or any other similar proceeding pending or to the best of its knowledge threatened against it which could materially adversely affect its ability to perform hereunder.

4.1.5	it shall comply with all applicable federal, state and local laws, regulations, and ordinances.

4.2	Laurus Bio additionally represents and warrants that:

4.2.1	Laurus Bio, its personnel and any sub-contractors assigned to perform Services shall have the proper skill, training and background and the requisite certifications to be able to perform in a manner consistent with the best industry and professional standards and practices.

4.2.2	none of Laurus Bio IP or other methods, processes, systems, or materials used in performing the Services does or will infringe the intellectual property rights of any third party and Laurus Bio will promptly notify Company in writing should it become aware of any claims asserting such infringement.

4.3	Company additionally represents and warrants that, to the best of its knowledge:

4.3.1	Company IP or other methods, processes, systems, or materials shared by the Company to Laurus Bio for performing the Services does not infringe the intellectual property rights of any third party and Company will promptly notify Laurus Bio in writing should it become aware of any claims asserting such infringement.

5.	Records and Audit

5.1	During the Term of this Agreement, Laurus Bio shall maintain all records and related data obtained or generated by Laurus Bio in connection with provision of Services. Laurus Bio shall maintain such records for up to five (5) years after expiry or sooner termination of this Agreement.

5.2	Laurus Bio agrees to provide necessary support as and when required by regulatory authorities or Company and its representatives, including providing access to the facilities and relevant raw records to a reasonable extent as required by Company and its representatives or regulatory authorities, during the term of this Agreement.

5.3	Company shall have the right, from time to time during the term of this Agreement, to audit all of Laurus Bio’s records relating to the Services. The Company shall give a notice of at least 14 business days prior to any such audit.

6.	Confidentiality

6.1	During performance of the Services, either Party (“Receiving Party”) may become aware of certain information confidential or proprietary to the other Party (“Disclosing Party”) and/or its Affiliates or its licensees and licensors of the Disclosing Party. Confidential or proprietary information may include without limitation, technical, clinical, manufacturing, and commercial information, procedures, products, formulations, policies, and results (“Confidential Information”). Receiving Party agrees not to disclose such Confidential Information to any person or entity without Disclosing Party’s prior consent, and that the Confidential Information is and shall remain the sole and exclusive property of Disclosing Party. Nevertheless, such Confidential Information may be disclosed by the Receiving Party to its directors, officers, employees, agents, representatives and professional advisors and those directors, officers, and employees of its Affiliates (“Authorized Recipients”) who are engaged by Receiving Party for rendering any part of the Services, only on need-to-know basis, with each of them bound by comparable obligations of confidentiality. However, Receiving Party will in all events continue to be liable as a principal Party for any breach of the confidentiality obligation under this Agreement by its Authorized Recipients. All obligations of confidentiality shall survive for as long as the information has not been made public by the Disclosing Party. Materials provided by Company to Laurus Bio, Project results and reports, and any deliverables are Confidential Information of Company.

6.2	The obligations of Receiving Party under Section 6.1 above with respect to any portion of the Confidential Information shall not apply to such portion that Receiving Party shall establish by written records: (a) was in the public domain at the time such portion was communicated to Receiving Party by Disclosing Party; (b) subsequently becomes available to the public through no fault or act of Receiving Party; (c) was received by Receiving Party lawfully without obligation of confidentiality from a third party as shown by written records; (d) was independently developed by the Receiving Party without use of any confidential information received hereto

6.3	In the event Receiving Party is compelled by government, administrative, or judicial process to disclose any of the Confidential Information, Receiving Party will provide prompt prior written notice thereof to Disclosing Party to enable the Disclosing Party to seek protective order and Receiving Party shall take all reasonable and lawful actions to obtain confidential treatment for such disclosure.

6.4	Injunctive Relief: Receiving Party agrees that any threatened or actual breach of any of the terms of this Agreement including the Confidential Information obligations as per Section 6.1 above, by Receiving Party may cause irreparable loss to Disclosing Party and the said loss may not be compensated by monetary compensation and, in addition to all other rights and remedies that Disclosing Party may have under law and equity, Disclosing Party will have the right to seek appropriate injunctive relief and/or specific performance of the Receiving Party’s obligations from courts of competent jurisdiction.

6.5	Receiving Party represents that the procedures compatible with the relevant directives, data protection laws and regulations are and will be employed so that processing and transfer of any personal data and identifiers, relating to all data subjects or protected information will not be impeded.

7.	Intellectual Property

7.1	Company IP: All of Company’s materials, derivatives, progeny, or technology know-how (collectively, “Company IP”) shared by the Company to Laurus Bio for use in the performance of Services shall remain the sole and exclusive property of Company. Company hereby grants to Laurus Bio and its Affiliates a non-exclusive, worldwide, royalty free, fully paid, revocable license to such Company IP to the extent necessary to perform the Services under this Agreement. Such license will expire with the termination of this Agreement. Company shall own any improvements, modifications, inventions, or intellectual property related to the materials that emerge from the Services.

7.2	Laurus Bio IP: All of Laurus Bio’s know-how, processes, methods (collectively, “Laurus Bio IP”) used in the performance of Services shall remain the sole and exclusive property of Laurus Bio. Laurus Bio hereby grants to Company and its Affiliates a non-exclusive, worldwide, royalty free, fully paid, irrevocable, perpetual license to such Laurus Bio IP to the extent necessary to exploit the results of Services or deliverables.

7.3	No Rights. Except as stated in this Section, nothing in this Agreement or the transactions contemplated hereby is intended to or shall be construed to create, confer, give effect to or otherwise grant to either Party any license, right or proprietary interest in any intellectual property of the other Party.

7.4	It is clarified that each Party shall retain all of its rights, title and interest in and to subject matter owned or developed prior to the Effective Date of this Agreement.

8.	Payment and Payment Terms

8.1	In consideration of Laurus Bio rendering the Services as per the provisions of this Agreement, Laurus Bio shall be entitled to fees as set forth in Project Document, which shall form an integral part of this Agreement. Company has fourteen (14) business days from receipt of an invoice to dispute it. In the event of a disputed invoice, only that portion so contested may be withheld from payment, and the undisputed portion will be paid.

8.2	All payments shall be made through bank transfer. Bank account details of Laurus Bio are provided in Project Document. Any applicable taxes shall be as listed in Project Document.

9.	Indemnification:

9.1	Laurus Bio shall indemnify, defend, and hold harmless Company, its officers, directors, agents, contractors and employees, from any and all third-party claims, actions, liabilities, losses, damages, costs and expenses (including, but not limited to, attorneys’ fees) to the extent based on (i) the negligence or willful misconduct or alleged negligence or willful misconduct of Laurus Bio, Laurus Bio personnel or any sub-contractor or (ii) any intellectual property infringement including copyright infringement, trademark infringement, title claim or misappropriation claim resulting from use of Laurus Bio IP while performing the Services or (iii) personal injury or damage to property arising out of or alleged to arise out of the fault or negligence of Laurus Bio or any permitted sub-contractor or (iv) any breach or alleged breach by Laurus Bio of any of representation, warranty or covenant set forth in this Agreement.

9.2	Company shall indemnify, defend and hold harmless Laurus Bio, its officers, directors, agents, contractors and employees, from any and all third-party claims, actions, liabilities, losses, damages, costs and expenses (including, but not limited to, attorneys’ fees) to the extent arising out of (i) negligence or willful misconduct or alleged negligence or willful misconduct of Company, Company personnel or (ii) any intellectual property infringement including copyright infringement, trademark infringement, title claim or misappropriation claim resulting from Company IP or (iii) personal injury or damage to property arising out of or alleged to arise out of the use of Deliverables or (iv) any breach or alleged breach by Company of any of representation, warranty or covenant set forth in this Agreement.

10.	Limitation of Liability

Except for a breach of confidentiality obligations, neither Party shall be liable to the other Party for any indirect, special, incidental or consequential damages in connection with or related to this Agreement (including loss of profits, use, data, or other economic advantage), howsoever arising, either out of breach of this Agreement, or in tort, even if the other Party has been advised of the possibility of such damages.

11.	Deliverables and Acceptance

Laurus Bio shall generate and deliver to Company such documentation, reports, records, product samples and final products as set forth in the Project Document.

12.	Term

This Agreement shall come into effect on August 12, 2021(“Effective Date”) and shall remain in full force and effect for a period of three (3) years unless terminated in accordance with Section 13 of this Agreement. The Agreement may be renewed at the option of Company on such terms and conditions as may be mutually agreed upon between the Parties.

13.	Termination

13.1	Company may terminate this Agreement, without any liability on the part of Company, after issuing one hundred and twenty (120) calendar days’ prior written notice to Laurus Bio. Company’s obligations in the event of such termination shall be to pay Laurus Bio prorated fee for Services rendered and any non-cancellable expenses incurred prior up to the effective date of termination before the effective date of termination. Laurus Bio shall use commercially reasonable efforts to mitigate any wind-down costs.

13.2	Without prejudice to any other rights and remedies a Party may have under this Agreement or at law, this Agreement may be terminated by either Party upon thirty (30) calendar days’ prior written notice in the event of breach of this Agreement by the other Party and if such breach is not cured within the said notice period of thirty (30) calendar days.

13.3	Without prejudice to any other rights and remedies a Party may have under this Agreement or at law, this Agreement may be terminated by either Party forthwith in the event that a Party becomes insolvent or bankrupt, assigns all or a substantial part of its business or assets for the benefit of creditors, permits the appointment of a receiver for its assets or business, becomes subject to any legal proceedings relating to insolvency or protection of creditors’ rights or otherwise cease to conduct business in the normal course.

14.	Effect of Expiration or Sooner Termination

14.1	Expiration or sooner termination of this Agreement shall not affect the rights and obligations of the Parties accrued prior to the effective date of expiration or termination.

14.2	Within thirty (30) calendar days of expiration or sooner termination of this Agreement, Laurus Bio shall return and handover to Company all Confidential Information, deliverables, all materials, records, documents and reports generated in connection with this Agreement or in respect of the Services and also furnish the status report reflecting the status of the Projects as on the effective date of expiration or termination of this Agreement.

15.	Governing law & Dispute Resolution

15.1	The construction of this Agreement shall be determined in accordance with laws of state of Delaware and any dispute arising out of or in conjunction with this Agreement, including any questions regarding its existence, validity, termination or breach, shall be referred to and resolved by arbitration in accordance with the American Arbitration Association and the rules framed thereunder as amended from time to time. The arbitration shall be held in Wilmington, Delaware and shall be conducted in English by three arbitrators, appointed by both the parties in accordance with the said Rules. The decision of such arbitrators shall be written, reasoned, final, binding and conclusive on the Parties, and judgment thereon may be entered in any court having jurisdiction over the Parties and the subject matter hereof. This arbitration clause shall survive the expiry or termination of this Agreement.

16.	Miscellaneous

16.1	Entire Agreement: This Agreement, in conjunction with its attachments, embodies the entire and integrated understanding between the Parties hereto and supersedes all prior agreements or understandings, negotiations, or representations either written or oral, regarding its subject matter,

16.2	Use of Affiliate: Company shall be entitled to use its Affiliates in discharging its obligations under this Agreement.

16.3	Assignment: This Agreement shall be binding upon the parties’ respective successors and permitted assigns. Laurus Bio may not assign this Agreement or any of Laurus Bio’s rights or obligations hereunder, either by operation of law or otherwise, without the prior written consent of Company, and any such attempted assignment shall be null and void. Company may assign this Agreement, or any of its rights or obligations hereunder, to any parent, subsidiary, or Company Affiliate, and/or to any third-party in connection with the sale of all or substantially all of Company’s stock or assets, or in connection with any merger involving the Company, without Laurus Bio’s consent.

16.4	Sub-Contracting: Subject to the prior written approval of Company, Laurus Bio may hire or engage one or more sub-contractors to perform all or any of its obligations under this Agreement; provided, however, that in all cases Laurus Bio shall remain primarily responsible for the acts and omissions of its sub-contractors. Furthermore, Laurus Bio shall be responsible for ensuring that each approved sub-contractor executes an agreement with Laurus Bio, which agreement shall contain terms and conditions that are consistent with and at least as restrictive as those contained in this Agreement.

16.5	Independent Parties: None of the provisions of this Agreement are intended to create, nor shall be deemed or construed to create, any relationship between Company and Laurus Bio other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of this Agreement. Neither of the Parties hereto, nor any of their respective employees, shall be construed to be the agent, employer, or representative of the other.

16.6	Non-Solicitation: During the Term of this Agreement and for a period of one year thereafter, either Party shall not indirectly or directly solicit, employ or contract with the other Party’s employees, consultants, clients, customers or suppliers without prior written consent of the other Party.

16.7	Notice: Any notice to be given by either Party under this Agreement or in connection with this Agreement shall be deemed to have been validly given if it is served personally upon the other Party or sent by first class pre-paid post, registered air mail, or other immediate form of communication, to the following addresses:

Attn: Company Secretary

Laurus Bio Private Limited.

Plot No. 204 and 237, Bommasandra- Jigani Link Road,

K.I.A.D.B Industrial Area, Bangalore,

Karnataka, India- 560105

Attn: Legal Department

Bolt Threads, Inc.

5858 Horton St., #400

Emeryville, CA 94608

16.8	Headings: The headings appearing in this Agreement are for convenience and reference only, and are not intended to, and shall not, define or limit the scope of the provisions to which they relate.

16.9	Modification: This Agreement may not be modified except in a writing signed by authorized representatives of both Parties. Any quotation, invoice or other document issued by either Party with respect to the subject matter of this Agreement shall be subject to and governed by the terms and conditions hereof, and the provisions of this Agreement shall supersede any conflicting, different or additional terms and conditions of such quotation, invoice or other document whether or not such terms and conditions materially alter this Agreement.

16.10	Enforceability: The invalidity or unenforceability of any terms or provisions hereto in any jurisdiction shall in no way affect the validity or enforceability of any of the other terms or provisions in that jurisdiction, or of the entire Agreement in any other jurisdiction.

16.11	Force Majeure: If either Party is delayed in performing an obligation under this Agreement by strike, lockout, or other labor troubles of a third party; by restrictive governmental or judicial order or by riots, insurrection, war, inclement weather, or Acts of God; performance is excused for the period of such delay. The Party affected by such force majeure event shall promptly notify the other in writing of the delaying event. If such delay continues for more than ninety (90) calendar days, the Party not claiming force majeure may terminate this Agreement

16.12	Waiver: No course of dealing between Company and Laurus Bio or any delay on the part of either Party in exercising any rights a Party may have under this Agreement shall operate as a waiver of any of the rights of a Party hereunder, and no express waiver shall affect any condition, covenant, rule or regulation other than the one specified in such waiver and that one only for the time and in the manner specifically stated.

16.13	Counterparts: This Agreement and any amendments or supplement hereto or thereto, may be executed in any number of counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original. The execution of any such amendment or supplement by any Party will not become effective until counterparts have been executed by all the Parties hereto or thereto.

[Signature Page to follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names as their official acts by their respective representatives, each of whom is duly authorized to execute the same.

Bolt Threads Inc.		Laurus Bio Private Limited

Name:		Name:
Title:		Title:

1.	/s/ Troy Rhonemus	1.	/s/ Krishnamurthy Rajesh
Name:	Troy Rhonemus	Name:
Title:	VP of Operations	Title:

2.		2.
Name:		Name:
Title:		Title:

Annexure 1

Project Document Template

Project Number:

Objectives:

Overview of services to be performed:

Date of commencement of Project:

Scope of Project, deliverables and format of reports:

Timelines:

Deliverables and acceptance criteria:

Fees and expenses:

1.	……….

Sl No	Description	Fees per batch (USD)
1	Fermenter batch <size> – <powder/liquid> product
2	Shipment charges: - Finished products, deliverables from Laurus Bio to Company - Clones, materials etc from Company to Laurus Bio	On Actuals
3	Raw materials and consumables including testing chemicals, filters, resins etc.	On Actuals

Bank Account Details of Laurus Bio:

Invoicing and Payment terms:

Consequences if agreement is terminated when project is in progress:

Additional work:

This Project Document and the Agreement, constitute the entire agreement between the parties relating to the subject matter of this Project. This Project may not be amended except in a writing duly signed by both Parties. In the event of any conflict or inconsistency between the terms and conditions of this Project and Agreement, this Project’s terms and conditions shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Project Document as of the date written above.

Laurus Bio Private Limited
SAMPLE DO NOT SIGN	SAMPLE DO NOT SIGN

By:	By:
Name:	Name:
Title:	Title: